Exhibit (h)(6)

Amended and Restated

Schedule A

to the

Transfer Agency Agreement

by and between

Destra Investment Trust

and

UMB Fund Services, Inc.

NAMES OF FUNDS

Destra Flaherty & Crumrine Preferred and Income Fund

Destra Wolverine Dynamic Asset Fund

Destra Granahan Small Cap Advantage Fund

The undersigned, intending to be legally bound, hereby execute this Amended and Restated Schedule A to the Transfer Agency Agreement dated September 24, 2018, and executed by and between Destra Investment Trust and UMB Fund Services, Inc., to be effective as of the 24th day of July, 2019.

UMB FUND SERVICES, INC.		DESTRA INVESTMENT TRUST

By:	/s/ Maureen Quill	By:	/s/ Jane Hong Shissler

Title: Maureen Quill, Executive Vice President		Title: Jane Hong Shissler, Secretary